Exhibit 99.3

Greif, Inc.
Third Quarter 2016 Earnings Results Conference Call
September 1, 2016

CORPORATE PARTICIPANTS
Matt Eichmann Greif, Inc. - VP of IR
Pete Watson Greif, Inc. - President and CEO
Larry Hilsheimer Greif, Inc. - EVP and CFO

CONFERENCE CALL PARTICIPANTS
Adam Josephson KeyBanc Capital Markets - Analyst
Chris Manuel Wells Fargo Securities, LLC -Analyst
Justin Bergner Gabelli & Company - Analyst
Steve Chercover D.A. Davidson & Co. - Analyst
Ghansham Panjabi Robert W. Baird & Company, Inc. - Analyst
George Staphos BofA Merrill Lynch - Analyst

PRESENTATION
Operator
Good morning. My name is Julie, and I will be your conference operator today. At this time, I would like to welcome everyone to the Greif third-quarter earnings conference call.

(Operator Instructions)

I would now like to turn the call over to Matt Eichmann. You may begin.

Matt Eichmann - Greif, Inc. - VP of IR
Thank you, Julie. Good morning everyone, and welcome to the question-and-answer portion of Greif's 2016 third-quarter earnings conference call. Yesterday after the market closed we posted a slide presentation and recorded remarks regarding our 2016 third-quarter results to our website.

I'm now on slide 2. Responding to your questions this morning are Pete Watson, President and Chief Executive Officer; and Larry Hilsheimer, Executive Vice President and Chief Financial Officer.

Please turn to slide 3. This morning's question-and-answer session will contain forward-looking statements. Actual results or outcomes may differ materially from those that may be expressed or implied. Please review our filings with the Securities and Exchange Commission for more information regarding the factors that could cause actual results to differ materially from these projections or expectations.

During this question-and-answer session, certain non-GAAP financial measures may be discussed, including those that exclude the impact of acquisitions and divestitures, special items such as restructuring charges and impairment charges, and acquisition-related costs. Reconciliation tables are included in our earnings release and the presentation posted on www.investor.Greif.com yesterday. And now, I'd like to turn the call over to Pete Watson, Greif's President and Chief Executive Officer, for a few brief remarks.

Pete Watson - Greif, Inc. - President and CEO
Thank you, Matt. Good morning everyone. We appreciate your interest in Greif. I'm pleased with our most recent results, as they come despite external challenges we faced during the quarter.

I'd like to highlight a few key items in our quarter, which include sustained operational improvement, particularly in our Rigid Industrial Packaging segment. This is evidenced by our second consecutive quarter of achieving gross margins in excess of 20%; free cash flow expansion, which is a result of improved operations; more disciplined capital spending, and improved working capital efficiencies; continued improvement in our journey toward customer service excellence; and we've increased and narrowed our 2016 Class A earnings per share guidance range.

Our new guidance is $2.36 per share to $2.56 per share. We acknowledge that significant opportunities still exist in each of our strategic business segments and remain focused on unlocking additional value from our portfolio. Before we start, I'd like to ask our CFO, Larry Hilsheimer, to make a brief comment.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Thank you, Pete. We have reposted this morning our appendix exhibit of the impact of price, volume and foreign currency impact to net sales. We have done so to better reflect actual performance, which was previously distorted by a shift in the classification of specialty products in EMEA, through our LN implementation, and the mechanics of the computation for this chart.

This reflects the complexity of our product mix and difficult -- and different price levels. This has caused us to commit that we will modify how we report this on a go-forward basis, to provide more clarity into volume, price and FX components of our key products.

Julie, please, if you would open the call for questions?

QUESTIONS AND ANSWERS
Operator
(Operator Instructions)

Your first question comes from the line of Adam Josephson from KeyBanc. Your line is open.

Adam Josephson - KeyBanc Capital Markets - Analyst
Pete, just my two will be on containerboard. Are you announcing a $50 a ton price increase, along with many of the other producers?

Pete Watson - Greif, Inc. - President and CEO
Yes, we are.

Adam Josephson - KeyBanc Capital Markets - Analyst
And can you just talk about just why, just in light of the sluggish industry conditions that have persisted all year, and given that many producers' input costs are obviously quite a bit lower than they were a couple of years ago, even OCC, which has moved up by $30 a ton in recent months, isn't any higher than it's been over the past three years or so, and year-to-date is lower than it's been in years past? So I'm just trying to understand the basis for the increase. Thank you very much.

Pete Watson - Greif, Inc. - President and CEO
Thanks for the question. Due to the last couple weeks, if I could, why don't I start with the chain of events, and talk through what Greif is going to do, if you're okay with that, Adam.

Adam Josephson - KeyBanc Capital Markets - Analyst
Sure, Pete. Thanks.

Pete Watson - Greif, Inc. - President and CEO
As everyone knows, RISI pulp and paper index several weeks ago published a reduction in the price of medium by $15 a ton, and quite frankly, we were very surprised by that change. And the reason why is our pricing had not changed from Q2 to Q3. In our view, and I think I stated this in the second quarter comment, in a broader market, we saw that the volatility on pricing had really quieted down. So the recent containerboard price increase, I'm not surprised at all. Let me explain where we are in this.

Several weeks ago, we did announce a similar $50 a ton price increase in Latin America. We just sell Semi-chem medium there. We have a very small position. But the rationale for what we did and why we are announcing -- have announced a containerboard increase in the North America is the same.

Back to your question, we have communicated and announced a $50 a ton price increase on all containerboard grades, effective October 1. Our rationale for Greif, why we're increasing prices and made those two announcements, it's been well over 3.5 years since the last increase. Overall, we have had inflationary cost eroding our earnings, and as you all know, this type of business requires significant capital spending, which we have done.

And our shareholders expect and deserve a better return on their investment, and my responsibility as CEO is to make actions and decisions that do that. So that's our rationale.

Matt Eichmann - Greif, Inc. - VP of IR
Are you there?

Operator
Your next question comes from the line of Chris Manuel with Wells Fargo. Your line is open.

Chris Manuel - Wells Fargo Securities, LLC - Analyst
If I wanted to -- kind of two different topics I wanted to ask about, if I could. If I could follow up just for a second on the containerboard stuff. I know it's not as big of a piece of your business, or you're not as big of a player in the market, so maybe it makes it a little tougher to answer this, but how would you think about perhaps, Pete, the efficacy of getting price within the market? Do you feel that maybe it's a little easier in Recycled versus Kraft, as we sit today, or do you think that -- how's reception been thus far?

Pete Watson - Greif, Inc. - President and CEO
It's a little premature to talk about specifics, and we don't necessarily make any comments about our specific commentary with our customers. All that is always private between us.

But I don't see a distinction between our ability to get an increase, whether it's Semi-chem or whether it's Kraft, or whether it's Recycled. I think, again, I think we feel very bullish about our increase, and I think it's needed, based on the rationale I explained. So no, I'm very bullish on what I think the result will be.

Chris Manuel - Wells Fargo Securities, LLC - Analyst
Okay. And then if I could ask a couple other questions regarding the drum business, and then I have a question for Larry as well. As we look across -- I haven't -- admittedly haven't gone and looked at your new slides yet, but it looked as though volumes were really up a lot in the EMEA region, and they looked down a good chunk in North America. Could you maybe give us a little bit more color as to what might be happening, particularly in -- I think we understand what's happening in Latin America, but perhaps what's happening in North America and Europe, to what -- we're up double digits and down double digits in different regions with respect to volume.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Let me make a comment and then let Pete address the primary question, Chris. I think when you look at the reposted chart, that will address your question in EMEA. It was distorted by some specialty product classification, and just the computation mechanics. We tried to clean that up. It was an item that we identified yesterday, and we had the decision to make of whether to go ahead and post it yesterday.

I made that call, and we had been looking at it and determined it would be better to reclassify the things and show it, in a way that eliminated that distortion. So you'll see that in the reposting. But Pete can talk to the results worldwide.

Pete Watson - Greif, Inc. - President and CEO

Chris, if I could, I'll also make comments a little bit on what we're seeing as to the volumes, and I'll specifically talk through the volumes in each of those two regions. As you know, we indicated that the RIPS global revenues were up 1% when you factor out FX and divestitures, and really there's three main inputs, and then I'll go specifically. We did have a weaker Ag season in both North America, predominantly California and EMEA, Southern Europe.

We did have some isolated weak global markets, as you indicated, and we continue our focus on trying to generate value versus volume, and it's back to the quality of the market share we're trying to achieve as opposed to quantity. I think that's indicative of the gross margin dollars are higher than a year ago.

But if you look at EMEA, there is a slowing industrial demand, and in the last four months, we've seen successive slowness in the economic data. Although the PMI is still over 50, it is slowing. And I think this morning, the Eurozone manufacturing data was just released, and it's consistent with that theme overall, that we are seeing a slowing Eurozone.

In July and August, we saw an anomaly of our volumes. So the last two weeks in EMEA in July, we saw significant departure in volume, and that lasted until the first week of August, roughly 10 days into August. However, at this point, the volume trends are back to normal, so we should start feeling better about where we are in EMEA after that.

If you look at the discrete substrate, steel we were up a 0.5%. IBCs, we continue to grow, we're up 8% in EMEA. Plastics is the one area that we saw significant decline, we were down 11% on our plastics business.

That is an area where we're seeing significant raw material increases, and we have taken a stronger position on pricing. That is also a small subset, where we have less raw material contractual pass-through, so it's an open negotiated position.

The other point is we have certain regions within that plastics business, specifically Italy and the Nordic regions, where we didn't feel that our margins were acceptable. So we are making some price and product mix decisions, along with the raw material increases, and taking certain stands and focusing on value versus volume, with some of those eroding margins. So that gives you a view, I think, of Europe.

Specifically, inside of Europe, as we referenced, there's a weaker Ag market, mainly around tomatoes in Southern Europe. That business or that segment was going well until there was sudden and extreme rain that radically stopped that crop. Some other points around that globe, Russia continues to exhibit really strong growth, primarily because of the alignment with some strategic customers.

Western Europe overall is -- I classify as stable across the Western European geography. Central Europe is flat, and we're starting to see improvement in that region from August.

The Middle East, while it's not a very big region for us, the volume is actually quite good, with the exception of Saudi Arabia, and that's predominantly due to some weak lube oil segment. And I go back to the final point is, in all of RIPS we are making pricing product mix decisions based on the quality of our market share, and making the right margin in our decisions.

So that gives you EMEA -- let me just make some comments about North America. I tell you, as you know, it is a slow growth environment, but it's one of the better and more stable markets we participate in. You've had slow improvement and slow growth, although it's not exciting.

Overall, our steel drum consolidation, which was driven by our need a year ago, that our returns in that business were unacceptable. We completed that in August of 2015, so the comparisons in Q4 will be more balanced on a comparable manufacturing footprint. And also, we are taking some price product, mix management decisions, as I've referenced before. Again, our gross margins in North America were significantly higher than 2015, with less revenue, but we had a very, very strong performance in that business.

If you look at the details, IBC volumes were up over 12%. Our plastic business in North America was up a 0.5%, and where our volumes were lower significantly were steel and fiber. They're about 7% to 8% lower. Our reference to fiber impact was basically a slower Ag system, that is typically, we get a really big bounce.

The steel business I referenced before, and our consolidation of that business and our activity, so specifically in the West Coast Ag system or season, the California tomato crops were down 15% through industry data that we get versus prior year, and the other alarming issue in that segment was their inventory was up 37%. And because of that, we experienced some of our larger customers destocking during that time period.

So you had a slower season. You had destocking, which caused lower than typical Ag volume in our fiber business.

The one comment I'll make in North America about the chemical sector, that is a larger component of our steel drum business in North America. We feel confident we're not losing wallet share with our key customers. One big factor in the export markets in the North America chemical segments are down 8%, versus a year ago.

I'll also just make a short comment on APAC. So the strength there is our IBCs were up 7%. Our plastics business in Southeast Asia up 9%. Our steel volumes are flat versus prior year.

The only comment on that economy is the region is challenging and competitive. It's got a really diverse competitive market. But I think the growth patterns are fairly stable, than what we've seen in the past few quarters.

So I hope that answers your question, Chris.

Chris Manuel - Wells Fargo Securities, LLC - Analyst
It does. That's very helpful. Just one more follow-up along the lines of that, and then I'll jump back in the queue. But so, my apologies, I just re-looked at your new slide, with the volumes in. So that's why the question was a little off.

As we look forward, if you're doing some pricing actions or things in regions, perhaps that has a year or so before we anniversary some of that, but I guess really where I wanted to go then too is on an ongoing basis, will your volumes begin to track -- if you have pricing actions that are going to have a tail to them, perhaps not, but we are still growing modestly in North America and in Europe. Should volumes begin to -- what's your view on base level business?

Does it begin to tick back to track more in line with the markets over the next 3, 6, 12 months, probably up modestly. Or how do you envision that playing out?

Pete Watson - Greif, Inc. - President and CEO
You characterized it pretty well. I think as we move forward, I think we should align more with industrial markets. But also, our focus is volume. We were impressed with our volume improvements around here for a time being, and our margins eroded.

Volume is strictly a vehicle to profit. And so every decision we make will be toward driving value and profit. So I would agree that going forward, after Q4 and on, we should be more aligned industrial markets, but we're not going to let that drive our behavior and our performance. One other comment, that's whether that's worth for your consumption or not is, there was less days in Q3 than Q4 -- Q3 this year than Q4 last year, but just as a reference point.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Yes, Q3 to Q3 was one day less this year and that will turn around in Q4. The other thing I'd add to Pete's answer there is, as we've said before, Chris, our focus is on really excelling in customer service and value, and our objective once we stabilize is to grow slightly better than the production. So we won't be satisfied with just continually losing market share by any stretch.

Chris Manuel - Wells Fargo Securities, LLC - Analyst
Okay. That's helpful. I'll jump back in the queue. Thank you.

Operator
(Operator Instructions)

Your next question comes from the line of Justin Bergner with Gabelli & Company. Your line is open.

Justin Bergner - Gabelli & Company - Analyst
First off, could you just help us understand what's going on, on the tax line? What was the adjusted tax rate in the third quarter? Will the reduction in the tax rate continue on into FY17 and beyond, or were these all one-time reductions in tax? Thank you.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Thanks, Justin. Tax continues to be a topic that confounds, as we have talked in prior quarters. And just the mechanics of the GAAP rules and FIN 18 cause a lot of distortion quarter to quarter, as we've explained.

Out of this, the tax benefits that are related to discrete items, free-ups of some of our FIN 48s, as a result of resolutions of exams, and also the tax benefits of a rebalancing of our debt footprint worldwide, with a related tax benefit is about $0.17 for the entire year, but it also fell entirely in the quarter time frame. So that drove a significant drop in the quarterly tax rate, along with what we've explained before, about how the FIN 18 rules work relative to entities, legal entities within geographies, that have valuation allowances required under GAAP rules because of losses without a clear path of demonstrated profitability. Some of those could turn around and be beneficial in the future, as we execute on our transformation plans, and drive profitability in some of those entities.

Justin, to your question relative to the non-GAAP rate for the quarter, the difference on these things ends up being related primarily to impairment items, but it would be 10% in the quarter. So obviously -- well, not obviously. One of the items that creates difference between tax expense for book and tax is related to impairments.

So as we get out of the realm of having impairments over time, that difference will mitigate, as well. And then, as the valuation allowance entities become profitable, we'll get back to a more normal picture from a tax perspective.

Justin Bergner - Gabelli & Company - Analyst
Great. Thank you. So I mean, what should I think about as normal after this year's variability?

Larry Hilsheimer - Greif, Inc. - EVP and CFO
In the short term, say the next year or two, I would think that our sort of normal recurring tax rate would be in the -- somewhere in the 35% to 40% range. It's all going to depend on tax exams, and those things impacting matters.

Over time, I will certainly be tasking our tax group to try to drive our overall tax rates down in the 30% to 35% range, hopefully the lower end of that. And then the big focus for most tax items is to really figure out how your cash tax rate is lower, by entering into situations where you're employing tax strategies, that allow you to defer the time you pay the tax.

Justin Bergner - Gabelli & Company - Analyst
Okay. That's helpful.

Switching gears to some more fundamental drivers in the business, your adjusted operating profit margin climbed above 10% in Rigid Packaging this quarter, and I was just trying to figure out, is that a sustainable level? Are there seasonal benefits in the third quarter? Are there raw material benefits? How should I think about the portion of that margin enhancement, that's sustainable going forward?

Pete Watson - Greif, Inc. - President and CEO
Justin, this is Pete. Thanks. We believe that type of margin and operating rates are very sustainable, and that's our expectation.

Justin Bergner - Gabelli & Company - Analyst

Okay. Great. But it does look like the third quarter generally is a higher-margin quarter from a seasonal point of view. Is that --

Pete Watson - Greif, Inc. - President and CEO
That's fair.

Justin Bergner - Gabelli & Company - Analyst
Okay. Thanks. And then if I could just ask one question on containerboard pricing, clearly there's some good questions asked earlier. What will you be looking for, to see whether or not the price increase initially looks like it's going to be accepted in the market, by you and IP?

Pete Watson - Greif, Inc. - President and CEO
I can't comment on anybody other than us but the key is, come October 1, as we deliver and bill at a higher price, that's typically how you determine how it's been accepted. Again, we have a large percentage of our intake is internally integrated, so I have full expectations that it will be successful.

Justin Bergner - Gabelli & Company - Analyst
Okay. Thanks.

Operator
Your next question comes from the line of Steve Chercover with D.A. Davidson. Your line is open.

Steve Chercover - D.A. Davidson & Co. - Analyst
First question, you said that your divestitures should be complete by the end of this year. So should we expect restructuring costs to decline materially in 2017?

Larry Hilsheimer - Greif, Inc. - EVP and CFO
We have stated that we expect our primary divestitures to occur -- obviously we continuously look at our portfolio, Steve, but the elements that related to our transformation, as first laid out, your statement's correct. Our restructuring charges, we indicated in our filings, that we expect those to mitigate in the first quarter of 2018. As we continue to focus on how do we streamline our organization, we expect further charges at a lower level than we've been running, but through 2017.

Steve Chercover - D.A. Davidson & Co. - Analyst
Okay. Thanks. And then again, I think there's, along the same theme, there's no material acquisitions for the rest of this year. If you hit your financial targets for 2017, will you, to go back in time, re-earn your right to grow and if so, in which vertical?

Larry Hilsheimer - Greif, Inc. - EVP and CFO
At the Investor Day conference that we had in June in the closing remarks that Pete made, he shared with the team that himself and me and a very, very small group had already began focusing on, as we should, assuming we achieve our objectives, and we've re-earned the right to grow, where are we going, what are we doing, and how do we go about that. And we said at that time we'd have much more to talk about at our Investor Day next June, so we're focused on that. And obviously we're confident we're going to hit our transformation objectives.

Steve Chercover - D.A. Davidson & Co. - Analyst
Okay. Final question. Is there a way that you can get away from pass-through pricing mechanisms?

Pete Watson - Greif, Inc. - President and CEO
Do you have any reference to which business? Because it might be a slightly different answer in each business. Or are you talking about just general, Steve?

Steve Chercover - D.A. Davidson & Co. - Analyst
I'm talking in general, because it occurs to me that it's a slippery slope. Once you start having pass-through mechanisms, you have to give rebates when input costs go down, and ultimately you just become almost like a utility.

Pete Watson - Greif, Inc. - President and CEO

Yes, I think it depends on your position in the market. Most customers prefer a pass-through mechanism, because it's controllable, manageable, and eliminates volatility, and actually negotiating trouble. So I think it would be hard to go entirely away from that, although there are some instances where it makes sense for both us and the customer not to have it. But broadly, I doubt whether we can holistically move away from that type of arrangement.

Steve Chercover - D.A. Davidson & Co. - Analyst
I mean, would it be a nice-to-have objective?

Pete Watson - Greif, Inc. - President and CEO
Depends on the business you are and your position in the market. I'm not trying to be cute, but it really just depends on the region, and your position in the market would dictate whether it's a benefit to you or not, and then whether or not you can negotiate that with your customers in the market. And the other issue you have to -- we all have to remember is, we have competitors who could cause a stir with that, as well.

Steve Chercover - D.A. Davidson & Co. - Analyst
Got it. Okay. Thank you very much.

Operator
Your next question comes from the line of Ghansham Panjabi with Baird. Your line is open.

Ghansham Panjabi - Robert W. Baird & Company, Inc. - Analyst
Pete, I think you said demand in Europe normalized in August, after some weakness late in your Q3. I would imagine that's July. August, I would imagine is also quite a weak month with Europe in general. As you look out to September and beyond, could you perhaps share what your customers seem to be indicating about European demand for the rest of the year, maybe some recent conversations, or something like that?

Pete Watson - Greif, Inc. - President and CEO
Thank you, Ghansham. So the slowing in July and August could be tied to the holiday season in Europe. But going forward, I would expect that we will see similar trends that we've seen in the last four months.

We've got to remember, there's still expansion. It's just slowing. And at this point, since we've seen volumes improve in August, through the end of August, talking to our team there, we do not have any significant concerns that that trend will change.

Ghansham Panjabi - Robert W. Baird & Company, Inc. - Analyst
Okay. And then in IBC, on the strong demand for that particular product, is that a shift away from other alternatives in your portfolio, or is it specific to a particular product or end market? Just seems high, at up 8% in North America and Europe.

Pete Watson - Greif, Inc. - President and CEO
Two points. Our customers are transitioning from some packaging mediums to IBCs. A lot of times, it's more efficient in their supply chain. And secondly, quite frankly, is our position is smaller, and so we are -- as we are growing and adding capability around the world, those increases are higher. And as we grow our footprint, those would stabilize slightly more. But in general, the growth rates for IBCs are at a higher rate globally than steel drums or fiber drums or plastic drums.

Ghansham Panjabi - Robert W. Baird & Company, Inc. - Analyst
And then one final one, maybe for Larry. Larry, I'm sorry if I missed this, if you covered this already, but what's driving the higher free cash flow above and beyond the CapEx reduction? Can you just update us on working capital as well for 2016?

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Certainly. Thanks for the question. Effectively, there is the element of the taxes, which is about $14 million or so. And then we also have about $7 million on pick-up of just the midpoint of our CapEx range, and the balance is just a continued improvement in our working capital elements. Those three items essentially total up to the move of our range.

On a go-forward basis, we remain committed to delivering on our transformation commitments. The operational improvements that we'll continue to deliver through next year, and also continued focus on further improvements in working capital management, will help us deliver on those commitments.

And we do have one bit of tailwind going into next year. We'll be refinancing our bond, and we'll have some pick-up even on interest expense cash out next year, as well.

Ghansham Panjabi - Robert W. Baird & Company, Inc. - Analyst
Okay. Thanks so much.

Operator
Your next question comes from the line of George Staphos with Bank of America. Your line is open.

George Staphos - BofA Merrill Lynch - Analyst
Thanks for the details. A lot of my questions have already been asked. I just want to take another track or tie on Ghansham's question. Can you comment at all in terms of what kind of volume year on year you're seeing midway through the fiscal fourth quarter?

Can you talk at all about the percentage rates, what they dipped down to, what they're looking like now across some of the key geographies? Obviously Europe is where you saw a bit of a slowdown, or product lines.

Pete Watson - Greif, Inc. - President and CEO
Yes. So what we have is visibility, that I have visibility in probably the first three weeks of August, which is dangerous to make assumptions from three weeks. But again, in Europe, we were quite pleased that we started seeing volumes trend back to more normalized volume trends across all of Europe. I think I commented, there are a few weak spots. Saudi Arabia is one that's been weak all of Q2, although it's not necessarily material to our RIPS business overall.

I would say in North America, we don't see any dramatically different trends from the first three weeks in August, from what we saw in the third quarter. And that's one of the typical exceptions, is that fiber tends to slow down in Q4, because the large input of the Ag season on the West Coast, since that didn't happen, we tend to see flatter -- we'll see a flatter trend in that segment. Does that answer what you were poking at, George?

George Staphos - BofA Merrill Lynch - Analyst
Pete, a little bit, and I don't want to belabor it. In Europe would trending back to normal rate be low single digit growth that you're seeing on an ongoing basis? I'm trying to put some sort of numbers to the verbiage.

Pete Watson - Greif, Inc. - President and CEO
In steel we've been running between 1% and 2.5% to 3% throughout the year. I think that will be probably toward the lower end of that, only because what we see the trending of the manufacturing data. I think IBCs will continue to grow at a similar rate this year, and hopefully we expect next year, because of some of the additions we're making in that business.

In North America, I think you will start seeing year -- but mainly in steel because we'll have a fair comparison based on our consolidation efforts changed in Q4 last year. So it's just a more even comparison.

And I think our IBC business will continue to grow in North America as well, at a rate similar to what we're seeing this year, or potentially higher. Again, as we've added capability.

George Staphos - BofA Merrill Lynch - Analyst
Thank you for that, Pete. The next question I had, I'm guessing it's largely pass-through, and certainly your margin improvement ultimately is the most important arbiter here. But when you talk about emphasizing price if you will, or value over volume, and I then look at some of the percentage increases in price mix, either in the table in the slide deck or the table in your press release, the percentage changes are not that significant. So is there a way to divine for us how much is pass-through, and why we're not seeing a bigger pick-up in pricing, given the obvious emphasis on value?

Pete Watson - Greif, Inc. - President and CEO
So a lot of components go into the gross margin line. And from a pricing -- because we have a high pass-through mechanism, when you look at our raw materials, whether it's predominantly steel, because that's about 65% of our substrate volume in RIPS. You have pass-through mechanism, when it goes up, we pass that through, when it goes down, we do the same. There's lags, and depending on the timing, so it's not always clear.

I think there's three big parts of what we're doing from a gross margin standpoint. It's we are making decisions on where we participate, and where we don't. And that's based on the margins we get.

Secondly, it's supply chain and sourcing initiatives. As an example, we've got 50 to 60 different initiatives, whether it's in transportation, whether it's in sourcing that we do, whether it's indirect materials that we do constantly, to try to create value.

And then another big part is our operating costs and our operating execution levers. One of the biggest areas there has to do with unplanned down time in our operations, and that really speaks to improved reliability and consistency in our manufacturing operations, and there's a variety of levers that drive that.

I think my point on value over volume is we have to, and we are changing our culture, that volume is strictly a vehicle for profit. And we're not going to be slaves to chasing volume in competitive arenas, where the margins are eroding.

We have to be smart about where we participate and where we choose to participate, and with the right strategic customers. So that doesn't necessarily mean that you're always going to get high margins, because it is a competitive environment, but it's based on the decisions you make in certain circumstances that drive our behavior, which is profit first, and volume second.

George Staphos - BofA Merrill Lynch - Analyst
No, that makes sense, Pete. I appreciate the thoughts on that. I don't know if there's a way to quantify, maybe an aggregate for the Company, what the effect of pass-through was year on year, in the quarter? If you had it somewhere in the deck or release, I apologize for missing it.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
We don't have it in there, George. We've never really tried to quantify it ourselves. It's a thing that we can look at and see whether it's something we could do, but we have not yet done it.

George Staphos - BofA Merrill Lynch - Analyst
Okay.

Pete Watson - Greif, Inc. - President and CEO
The other thing, Larry's talked about, we have multiple, number of pass-through mechanisms, and the question how reliable and how much time it would take to do that. We know what increases we're getting or decreases in material, and how that would behave and we track that. But to roll it up would be very challenging, and I'm not so sure would tell us a different story, and make us change what we're doing, running the business, if that makes sense to you.

George Staphos - BofA Merrill Lynch - Analyst
It does. Look, margin again will be the final arbiter and again congratulations to you on your performance there. From where we sit, having that would be helpful in terms of our valuation of you, but again, we don't necessarily want to create a lot of work for you all, and the disclosures have become much better. So again, we thank you for all that.

My last question, I'll turn it over and come back in queue, can you talk a little about your progress in reconditioning, and how that's going, and how that's helping if at all your IBC growth? Thank you.

Pete Watson - Greif, Inc. - President and CEO
That's a great question. So our belief is the biggest opportunity in RIPS and reconditioning is tied with IBCs, because that's more of a supply chain strategy.

We are in Mendig, Germany, we've reconfigured our manufacturing footprint for IBCs in that region, consolidated, improved it and part of that is putting an integrated new IBC reconditioned facility in one, in central Germany and that is almost completed, and we are building a similar capability in the Netherlands, and we have other partners around the world that we also do that. So that is our focus in reconditioning.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Why don't you ask your additional question now. I think we're going to just take Adam and Chris and end after that. So if you have an additional question we'd be happy to address it now.

George Staphos - BofA Merrill Lynch - Analyst
Sure. I mean, I guess the last question I had was just what are the next steps, recognizing you're pleased with your performance to date, or the improvement, and furthering the turnaround in Flexibles, what are the next operating metrics or key mile markers? Is there any next capital investment that you need to make? Obviously you're working on Mexico there. Any thoughts there would be helpful. And with that, good luck in the quarter.

Pete Watson - Greif, Inc. - President and CEO
George, you're referencing just FPS.

George Staphos - BofA Merrill Lynch - Analyst
Correct, correct.

Pete Watson - Greif, Inc. - President and CEO
The next big milestone, as we've talked about is Q4. So we've -- and you can see on what we've released, is we expect to have EBITDA $3 million in Q4. [Correction: The information that the speaker meant to disclose was that an EBITDA $3 million improvement over Q4 2015 is expected for Q4 2016.]

We're really pleased with the pace and activity that's happening there, both in managing our underperforming operations, and what we're doing in the market, and operationally. But that is a big milestone for us. Our leader, Hari Kumar, is confident in the activities that are going, and everything we're doing is poised to that, as that is the next milestone.

George Staphos - BofA Merrill Lynch - Analyst
Okay. I'll turn it over. Thank you.

Operator
Your next question comes from the line of Adam Josephson with KeyBanc. Your line is open.

Adam Josephson - KeyBanc Capital Markets - Analyst
Larry, Pete, thanks so much for taking my follow-ups. I'll try to make them quick. One is just back to the containerboard price increase, can you talk about what impact you expect that to have on your FY17 financials?

Pete Watson - Greif, Inc. - President and CEO
Yes, sure. So because it's a little bit convoluted right now, as you know, let me talk, if I could, real quick about this fourth quarter.

So our fourth quarter, as you know, is August through October. So we're going to have a balance between agreements that we have the $15 a ton medium reduction and then plus beginning a blending of the $50 a ton increase on containerboard.

So we're talking about an estimated $1 million to $1.5 million impact in Q4 on the negative side, depending on the timing. And in 2017 and really starting in our Q1, Adam, which is November to January, we expect to have the $50 a ton increase on containerboard.

There might be a month delay for our corrugated product sheets, so we'll be getting that during early Q1, our Q1, which is November. And then probably -- if you just take our volume and if you can use for reference about 550,000 tons is medium and 200,000 tons is linerboard, and do the math on the $50 and the $15, that will give you a fairly clear view of what we think that impact will be in 2017.

Adam Josephson - KeyBanc Capital Markets - Analyst
So by 2Q 2017, Pete, you think you'll be at that full run rate of benefit, if you will, so call $10 million.

Pete Watson - Greif, Inc. - President and CEO
And the key would be, as our Q2 is February through April, so we will -- we should start having good run rates in our Q1.

Adam Josephson - KeyBanc Capital Markets - Analyst
Okay. Just to be clear, your annual capacity is, what, 730,000 tons or so?

Pete Watson - Greif, Inc. - President and CEO
We're going to expect to produce about 750,000 tons today. I'd just say 550,000 for medium and 200,000 for linerboard as a good reference point.

Adam Josephson - KeyBanc Capital Markets - Analyst
Okay. Thanks, Pete. Just two other quickies. SG&A was $93 million in the quarter. Larry, can you just remind me what you expect the eventually quarterly run rate to be?

Larry Hilsheimer - Greif, Inc. - EVP and CFO
What we've said, Adam, is we want our SG&A to be below 10% of revenue, so obviously it tends to be a little bit of a moving target. But when we laid out our commitments in June, you'd be at the $3.3 billion level. So obviously below $330 million for the year. So it fluctuates a little quarter to quarter, because of some things, and you get incentive accruals that vary throughout the year. But that ballpark is where we should be.

Adam Josephson - KeyBanc Capital Markets - Analyst
Great. Thanks, Larry. Just one more on the macro, Pete. You talked earlier about North America, the ISM PMI just for August just came out this morning. It was 49.4, a bit below expectations, and pointing to modest contraction. Does that surprise you at all? I know you earlier talked about continued slow growth in North America. So is that a surprising number to you?

Pete Watson - Greif, Inc. - President and CEO
Adam, I saw the European numbers that came out, I've not seen that, the North American one. So yes, for it actually to go down to 49, that is surprising. I haven't got a chance to look at it, so I'll leave that comment.

Adam Josephson - KeyBanc Capital Markets - Analyst
Totally understand. Thank you.

Operator
Today's last question comes from the line of Chris Manuel with Wells Fargo. Your line is open.

Chris Manuel - Wells Fargo Securities, LLC - Analyst
I just had one follow-up for Larry. I don't want him to feel neglected and feel like I didn't have a couple questions for you too.

Larry Hilsheimer - Greif, Inc. - EVP and CFO
Thanks, Chris.

Chris Manuel - Wells Fargo Securities, LLC - Analyst
I wanted to ask -- I know you're not going to like this question necessarily, because I'm going to ask you about 2017 a little bit. But where we end up this year for free cash flow, let's say you end up toward the middle of your range.

Help me perhaps walk through what some of the puts and takes are for 2018, and -- I'm sorry, for 2017 versus 2016, and that I'm presuming it's going to be a bigger number in 2017 than 2016, but some of the puts and takes there. Obviously, higher earnings. CapEx, probably in a similar range.

But the one I guess where I get stuck is on working capital. If you do have a paper price increase that would be a negative to working capital, even though it would help nicely on earnings. If you have steel prices are up 50% in the last month or two, how would you think about some of the puts or takes between -- I think you said earlier, restructuring expense may be down a shade of the different pieces, 2016 versus 2017 for free cash flow?

Larry Hilsheimer - Greif, Inc. - EVP and CFO
I'll make some comments on it, Chris, but I'll just be very direct. I have not re-looked at what I think 2017's projection would be, except to just do a gut check on, do I think we are able to get there, based on what we've looked at before? And I have absolute confidence that we will get there.

But if I just go to your pieces and parts, CapEx this year in the fourth-quarter numbers that we laid out, obviously we said down a little bit. That has to do with discipline in our process. So when we take tentative approval in our budgetary process on a project, we tell the teams when you come for real spend, you have to redo your business case with actual bids. That sometimes puts pressure in the process, where the bids delay, and some things get pushed back.

CapEx is probably slightly lower right now, than where I would expect it to be. I think I'd stay consistent with what we said before, $99 million to $119 million, call it $100 million to $120 million, somewhere in that range, so maybe slightly more on CapEx. But we're just beginning that process for our budget for next year, so we haven't landed on a number yet.

The second element would be, as I mentioned, we anticipate some element of tailwind from interest cost savings. Third element is, I do expect further cost reductions in our SG&A spend, and just operating results, as you mentioned, that will drive a lot. And then working capital, we do expect to get another $10 million to $30 million of savings out of next year, and hopefully even more, depending on what we're able to accomplish this final quarter, as well.

Chris Manuel - Wells Fargo Securities, LLC - Analyst
Okay. One last question. When you laid out your original -- I don't have it in front of me it was $205 million to maybe $225 million or something like that, run rate for free cash flow coming out of 2017, did that contemplate a debt re-fi in it or not?

Larry Hilsheimer - Greif, Inc. - EVP and CFO
We had contemplated that there would be some savings. We're probably looking at slightly more now than we did then.

Chris Manuel - Wells Fargo Securities, LLC - Analyst
Okay. That's helpful. Good luck. Thank you.

Operator
Your next -- today's last question comes from the line of George Staphos with Bank of America. Your line is open.

George Staphos - BofA Merrill Lynch - Analyst
I know you're running tight. Thanks for letting me back in the queue. I had one last question I'd forgotten to ask. When we look at your decisions on pricing in containerboard, and the decision to go out with a $50 per ton price increase effective October, it would suggest to us that from what you've seen in the business, August trends have been relatively good. Otherwise, we would have expected that maybe one would have wanted to see what the data looked like middle of September.

So can you talk a little bit about whether that data and that industry information was relevant, or really not that relevant, in terms of how you were setting your pricing strategy? Thanks, Pete. Thanks, Larry. Thanks, Matt. We'll talk to you soon.

Pete Watson - Greif, Inc. - President and CEO
Thank you, George. So I'll comment on what we see, and how that impacts our decisions. So actually our backlog in our mills is actually better now than it was at the beginning of Q3, which would suggest we're seeing some improved activities and our CorrChoice sheet feeder system continues to have good growth. I think we're up 4.1% quarter over quarter, and we still see a good growth opportunity there.

So again, our biggest decision on the announcement has to do with what we believe we have to do, to provide the right return for the capital invested in the business, and offset the increased cost that we've seen over the past 3.5 years erode our margins. I hope that answers your question, George.

George Staphos - BofA Merrill Lynch - Analyst
Yes, that's great. Thanks very much.

Operator
I would now like to turn the call back over to Matt Eichmann for closing remarks.

Matt Eichmann - Greif, Inc. - VP of IR
Great. Hey, thanks a lot, Julie. That concludes our presentation today. The replay of this question-and-answer session will be available later on our website, at www.Investor.Greif.com.

We really appreciate your participation and your interest. We hope you have a great remainder of your week. Thank you.

Operator
This concludes today's conference call. You may now disconnect.